Exhibit 99.3

Chart E&C Awarded Contract to Provide Additional Equipment for Baseload Project in Australia

Cleveland, Ohio – April 26, 2012—Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that its wholly-owned subsidiary, Chart Energy & Chemicals, Inc. (“Chart E&C”), has been awarded a contract to provide Brazed Aluminum Heat Exchangers, Cold Boxes and Core-in-Kettle® units for a baseload LNG project in Eastern Australia.

Chart E&C facilities in La Crosse, Wisconsin and The Woodlands, Texas will be involved in equipment design and manufacture, with the cold box fabrication and assembly taking place at Chart’s Gulf Coast facility in New Iberia, Louisiana.

This contract of approximately $40 million takes Chart E&C’s total contract award value for the project above $85 million. “We are very pleased to receive the award for this world-scale LNG plant and the continuation of our work with our EPC and energy company partners,” stated Mike Durkin, President of Chart E&C.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, modification or cancellation of customer contracts, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A—Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Contact:

Michael F. Biehl	or	Kenneth J. Webster

Executive Vice President,		Vice President, Chief Accounting Officer and

Chief Financial Officer and Treasurer		Controller

216-626-1216		216-626-1216

michael.biehl@chart-ind.com		ken.webster@chart-ind.com